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                                                                 Exhibit 3.21

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                       OF
                            TOTAL WASTE SYSTEMS, INC.


TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA

      The undersigned, Oklahoma corporation, for the purpose of amending and restating the Certificate of Incorporation filed on November 3, 1995, does hereby certify:

1.    The name of the Corporation is Total Waste Systems, Inc.

2. The address of the registered office in the State of Oklahoma is 4401 Sherburne Drive, Norman, Oklahoma 73072, and the registered agent is John B. Todd.

3.    The name and mailing address of each incorporator is:

                    Name                       Address
                    ----                       -------
      Stephen A. Zrenda, Jr.           1520 Bank One Tower
                                       100 North Broadway
                                       Oklahoma City, Oklahoma 73102

4.    The purposes for which the Corporation is formed are as follows:

      A. To engage in any lawful act or activity for which corporations may be organized under the general corporation law of Oklahoma as now existing or hereafter enacted;

      B. To buy, sell, lease, assign, convey in trust, pledge, subdivide, exchange, improve, cultivate, develop, maintain, construct, mortgage or otherwise acquire, transfer or encumber, and generally deal in and with any real estate, improved or unimproved, as may be now or hereafter permitted by the Constitution and laws of the State of Oklahoma and wheresoever situated within or without the State of Oklahoma;

      C. To engage in all aspects of natural energy exploration and development as principal, partner, joint venturer, limited partner, developer, operator, owner or otherwise, including without limitation the following:

            (1) To operate to the full extent permitted by the laws of the State of Oklahoma a drilling, service and supply company in the State of Oklahoma or any place authorized;

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            (2)   To drill wells for the production of oil and gas for the
                  Corporation's own account and for others by contract, turnkey or day work and conduct and perform oilfield services;

            (3) To engage in the treatment, servicing and supervision of wells for the production of water, oil, gas, casinghead gas, uranium, sulphur, and other mineral or hydrocarbon substances;

            (4) To engage in the consultation and evaluation of water, oil, gas, casinghead gas, uranium, sulphur and other mineral or hydrocarbon substances; to engage in the supervision of drilling, completion and recompletion operations of wells for the primary and secondary production of water, oil, gas, casinghead gas, uranium, sulphur, and other mineral or hydrocarbon substances;

            (5) To manufacture, buy or sell acids, solvents, cleaning fluids, explosives, and other chemicals and substances which are used in the drilling, treatment and servicing of wells for the production of water, oil, gas, casinghead gas, uranium, sulphur, and other mineral or hydrocarbon substances;

            (6) To manufacture, buy or sell equipment used for introducing into wells any such acids, solvents, cleaning fluids, explosives, and other chemicals for the treatment and servicing of wells;

            (7) To buy, sell or lease interests in land for the purpose of exploring for and producing water, oil, gas, casinghead gas, uranium, sulphur and other mineral or hydrocarbon substances; to engage in operations for the exploration, drilling and development of such land; to construct pipelines and engage in any other activities necessary for the transportation and marketing of water, oil, casinghead gas, uranium, sulphur and other mineral or hydrocarbon substances; to engage in all activities necessary for the sale and disposal of such substances, including the establishment of wholesale and retail outlets;

            (8) To engage in the treatment and servicing, by chemical or mechanical means, of boilers, pipelines, machines, wells, gathering tanks, and other mechanical equipment or apparatus used for the production of water, oil, gas, casinghead gas, uranium, sulphur and other mineral or hydrocarbon substances;

            (9) To manufacture, buy or sell equipment for use in the treatment and servicing, by chemical or mechanical means, of boilers, pipelines, wells, gathering tanks, and other mechanical equipment or apparatus used for the production of water, oil, gas, casinghead gas, uranium, sulphur and other mineral or hydrocarbon substances; and

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            (10)  To engage in research, exploration, laboratory and development work relating to any substance, compound, mixture, chemical, explosive, acid or solvent, and any process, machine, or equipment which is used or produced in the drilling of water, oil, gas, casinghead gas, uranium, sulphur and other mineral or hydrocarbon substances;

      D. To buy, sell, own and exploit letters patent, licenses under letters patent, processes of manufacture, secret or otherwise, copyrights, trademarks, and tradenames and to grant licenses or sublicenses thereunder for any and all lawful considerations, and to hold, own, use and sell rights under such patents, licenses, copyrights, trademarks, and tradenames or processes, or products produced pursuant to the disclosure thereof;

      E. To build, construct, equip, own, control, lease, or otherwise acquire, and operate all kinds and classes of real and personal property wheresoever situated within or without the State of Oklahoma;

      F. To acquire by lease, gift or purchase, sell, assign, exchange, convey in trust and pledge all types of transportation equipment necessary for or incident to the transportation and delivery of products and merchandise offered for sale by the Corporation, and to apply for, receive and hold licenses and certificates of convenience and necessity for the operation of transportation facilities for the transportation of the products and merchandise of the Corporation, for its own benefit or for the account of its customers or principals;

      G. To borrow money with or without evidencing the same with bonds, notes or other evidence of indebtedness, with or without securing the same, and with power to execute mortgages, or deeds of trust, and instruments to secure indebtedness, to loan money upon such security as the Corporation might desire, and to make all necessary contracts either to borrow or to loan money and to secure or take security for the same as the Corporation might desire;

      H. To subscribe or cause to be subscribed, acquire, hold, encumber, sell or otherwise dispose of or deal in shares of the capital stock, bonds, debentures, notes or other securities or evidence of indebtedness of this Corporation and any other person, corporation, association, trust or other entity, whether domestic or foreign, whether now or hereafter organized and to exercise all the rights, powers and privileges of ownership, and to deal in stocks and securities either as an agent or broker or otherwise;

      I. To promote or to aid in any manner, financially or otherwise, any person, corporation, association, trust or other entity of which any stocks, bonds or other evidence of indebtedness or securities are held directly or indirectly by the Corporation; and to guarantee the contracts, dividends, stocks, bonds, notes and other obligations of such other persons, corporations, associations, trusts or other entities and to do any other acts or things designed to protect, preserve, improve

                                     -3-

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            or enhance the value of such stocks, bonds or other evidence of indebtedness or securities;

      J. To buy, sell, lease, exchange, develop, mortgage or otherwise acquire, transfer or encumber any interests in minerals, and to manage, control and exploit mineral interests and collect the revenue arising therefrom;

      K. To exercise any of the powers, hereinbefore or hereinafter set forth, in conjunction with others, in the capacity of principal, agent, partner, stockholder, or holder of any interest in shares of stock, joint venturer or as a member of a partnership, syndicate or pool, for the Corporation or others; and

      L. To do all things necessary or convenient for the accomplishment of any of the foregoing purposes, and to have and exercise all powers conferred by the laws of Oklahoma upon corporations, as such laws are now in effect or may at any time hereafter be amended.

5. The number of shares which the Corporation shall have authority to issue is Thirty-Four Million (34,000,000) shares. The designation of each class, the number of shares for each class, and the par value of the shares of each class are as follows:

       CLASS            NO. OF SHARES         PAR VALUE          TOTAL VALUE
       -----            -------------         ---------          -----------

(a) Voting                 7,000,000            $0.001            $7,000.00
Common

(b) Non-Voting            27,000,000            $0.001           $27,000.00.
Common

Shares of stock which the Corporation is authorized to issue may be issued and treasury stock may be transferred for such consideration as the directors of the Corporation (the "Directors") shall determine. The preferences, qualifications, limitations, restrictions and the special or relative rights of the shares of stock of this Corporation are as follows:

      A. All voting rights shall be vested exclusively in the holders of the issued and outstanding voting common shares, the right to increase or decrease the authorized shares of any class or classes, together with the right to vote on the sale of all or substantially all of the assets of the Corporation, together with all other voting rights, being specifically reserved to the holders of the issued and outstanding voting common shares.

      B. The holders of the issued and outstanding non-voting common shares shall have and possess no voting rights whatsoever, except as may be otherwise provided by law. The non-voting common shares may be redeemed by the Corporation on resolution of the Directors, either in whole or in part at par value, as determined in the sole discretion of the Directors.

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6.    The Directors are hereby granted full authority to cause the
Corporation to issue one or more classes of stock or one or more series of stock within any class thereof, any or all of which classes may be of stock with par value or stock without par value and which classes or series may have such voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating optional or other special rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed in a resolution or resolutions of the Directors.

7. The following provisions for the regulation of the internal affairs of the Corporation are hereby adopted:

      A. The Bylaws for the governing of the Corporation may be adopted, amended, altered, repealed or readopted by the Directors at any regular or special meeting of the Directors, but the powers of the Directors will at all times be subject to the right of the shareholders to adopt, amend or repeal the Bylaws at any annual or special meeting of shareholders, and the power of the Directors will not extend to any amendment of the Bylaws respecting the number, qualifications or term of office of the Directors.

      B. A quorum of Directors necessary for conducting business shall never be less than a majority of the Directors holding office.

      C. A vote of the shareholders of the Corporation as a constituent corporation surviving a merger shall be required to authorize a merger notwithstanding the fact that the merger meets the conditions of 18 Okla. Stat. Section 1081 F.

      D. The number of authorized shares of any class or classes of stock may, by amendment to the Corporation's Certificate of Incorporation, be increased or decreased but not below the number of shares of such class or classes then outstanding, by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of 18 Okla. Stat. Section 1077 B. 2.

      E. On the request of any person who believes he is entitled to indemnification pursuant to the provisions of 18 Okla. Stat.
            Section 1031 A. or B., the Directors will by vote at a special meeting, immediately called for such purpose, determine whether such person has met the standards of conduct set forth in 18 Okla. Stat. Section 1031 A. or B., whichever is applicable, subject to the provisions of 18 Okla. Stat. Section 1031 D.1. and 2., and if so provide for such indemnification.

      F. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma, on the application in a summary way of this Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 1106 of

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            the Oklahoma Business Corporation Act (the "Act") or on the
            application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of
            Section 1100 of the Act, may order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this Corporation, as the case may be, and also on this Corporation.

      G. Appraisal rights, as provided for in the Act, including 18 Okla. Stat. Section 1091, shall be available for the shares of any class or series of the Corporation's stock as a result of:

            (i) any merger or consolidation in which the Corporation is a constituent corporation; and

            (ii) the sale of all or substantially all of the assets of the Corporation.

8. At a meeting of the Shareholders a resolution was duly adopted setting forth the foregoing proposed amendments to the Certificate of Incorporation of the Corporation, declaring the amendments to be advisable and calling a meeting of the Board of Directors of the Corporation for consideration. Thereafter, pursuant to the resolution of its Shareholders, a meeting of the Board of Directors of the Corporation was duly held, at which meeting the necessary resolution was duly adopted in favor of the amendments.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and attested by its Assistant Secretary, this 24th day of October, 2000.

                                      /s/  John B. Todd
                                     --------------------------------
                                     John B. Todd, President

ATTEST:



 /s/  Stacy Axtman
--------------------------------------
Stacy Axtman, Assistant Secretary
        (SEAL)

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